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                                                                     EXHIBIT 3.1


                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               OMNISKY CORPORATION

                             A DELAWARE CORPORATION



        OmniSky Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW"), hereby certifies as follows:

        1. The name of this corporation is OmniSky Corporation (formerly known as AirWeb Corporation) and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 7, 1999.

        2. Pursuant to Section 242 and 245 of the General Corporation Law, this Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation.

        3. The text of the Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

                                    ARTICLE I

        The name of this corporation is OmniSky Corporation.

                                   ARTICLE II

        The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19081. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The nature of the business or purposes to be conducted or promoted by this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        This corporation is authorized to issue two classes of stock, to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares that this corporation is authorized to issue is 144,500,000, with a par value of $0.001 per share. The number of shares of Common Stock authorized to be issued is 100,000,000. The number of


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shares of Preferred Stock authorized to be issued is 44,500,000. The initial series of Preferred Stock shall comprise 25,000,000 shares and shall be designated "SERIES A PREFERRED STOCK." The second series of Preferred Stock shall comprise 5,000,000 shares and shall be designated "SERIES B PREFERRED STOCK." The third series of Preferred Stock shall comprise 14,500,000 shares and shall be designated "SERIES C PREFERRED STOCK." As used herein, the term "PREFERRED STOCK," without designation shall refer to shares of Series A Preferred Stock, to shares of Series B Preferred Stock, to shares of Series C Preferred Stock or to shares of any such series. The balance of the shares of authorized Preferred Stock may be issued in any number of series, as determined by the Board of Directors. The Board, by resolution, may fix the designation and number of shares of any series, and may determine, alter, or revoke the rights, preferences, privileges or restrictions pertaining to any wholly unissued series. The Board may thereafter, in the same manner, increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding.

        This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

        The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares of capital stock or the holders thereof are as set forth below.

        1. Dividends. The holders of the Preferred Stock shall be entitled to receive prior, and in preference to, the holders of Common Stock dividends at a rate of eight percent (8%) of Original Issue Price (as defined below) of such Preferred Stock out of assets of this corporation legally available for distribution when, as and if declared by the Board of Directors. The right to dividends on shares of the Common Stock and the Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

        2. Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of this corporation (or deemed occurrence of such event pursuant to Section 2(c)), whether voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $0.75 for each outstanding share of Series A Preferred Stock, $4.63 for each outstanding share of Series B Preferred Stock and $6.51 for each outstanding share of Series C Preferred Stock (appropriately adjusted in each case for any recapitalizations, stock combinations, stock dividends, stock splits and the like) (the "Original Issue Price") plus an amount equal to all declared but unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by them (the "LIQUIDATION AMOUNT"). If upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of this corporation legally available for distribution to stockholders by reason of their ownership of the stock of this corporation shall be insufficient to permit the payment to such


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holders of Series A Preferred Stock, Series B Preferred Stock and Series C
Preferred Stock of the full Liquidation Amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the Liquidation Amount each holder is otherwise entitled to receive.

            (b) After payment in full has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as provided in Section 2(a), if any, the entire remaining assets and funds of this corporation legally available for distribution to stockholders shall be distributed among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them. Shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution as shares of Common Stock, without first foregoing participation in the distribution as shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

            (c) A consolidation or merger of this corporation with or into any other corporation or corporations, or a sale, lease, conveyance or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of the assets of this corporation, or the effectuation by this corporation of a transaction or series of related transactions as a result of which the owners of this corporation's outstanding equity securities immediately prior thereto do not own at least a majority of the outstanding equity securities of the surviving, resulting or consolidated entity (each such event(s) being a "CHANGE OF CONTROL"), shall be deemed to be a liquidation, dissolution or winding up of this corporation; provided, however, that the holder or holders of not less than sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares of Preferred Stock may, at any time upon written notice to this corporation, waive the provisions of this Section 2(c), and any such waiver shall be effective upon the holders of all outstanding shares of Preferred Stock.

            (d) If any of the assets of this corporation are to be distributed under this Section 2, or for any purpose, in a form other than cash, then the Board of Directors shall promptly and reasonably determine in good faith the fair market value of the assets to be distributed to the holders of Preferred Stock or Common Stock. This corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Preferred Stock or Common Stock.

        3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

            (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as hereinafter defined) at the time in effect for a share of such series of Preferred Stock (the "CONVERSION RATE"). The Original Issue Price per share of Series A Preferred Stock is $0.75. The Original Issue Price per share of Series B Preferred Stock is $4.63. The Original Issue Price per share of Series C Preferred Stock is $6.51. The Conversion Price per share of Series A Preferred Stock initially shall be $0.375, subject to



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adjustment from time to time as provided below. The Conversion Price per share of Series B Preferred Stock initially shall be $2.315, subject to adjustment from time to time as provided below. The Conversion Price per share of Series C Preferred Stock initially shall be $6.51, subject to adjustment from time to time as provided below.

            (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (A) the time immediately prior to the consummation of this corporation's sale of its Common Stock in a firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "ACT"), the aggregate proceeds of which are in excess of $25,000,000 at a public offering price of not less than $9.26 per share (appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) and (B) the date upon which at least sixty-six and two-thirds percent (66 2/3%) of the holders of Preferred Stock shall have agreed to be converted pursuant to this Section 3.

            (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of a conversion pursuant to Section 3(b) hereof, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; and provided further that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Preferred Stock are either delivered to this corporation or its transfer agent as provided above, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any declared and unpaid dividends payable pursuant to Section 3(a) hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or, in the case of automatic conversion, immediately prior to and, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering; in which event the person(s)


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entitled to receive the Common Stock issuable upon such conversion of the
Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (d) Fractional Shares. In lieu of any fractional shares to which the holder of the Preferred Stock would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (e) Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                (i) Special Definitions. For purposes of this Section 3(e), the following definitions shall apply:

                    (1) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (2) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock, but shall not include up to 20,219,335 shares of Series A Preferred Stock, up to 4,319,427 shares of Series B Preferred Stock and up to 14,500,000 shares of Series C Preferred Stock.

                    (3) "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iii), deemed to be issued) by this corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                        (A) to officers, directors or employees of, or consultants to, this corporation or its subsidiaries pursuant to the 1999 Stock Plan or other employee stock incentive program or agreement approved by the Board of Directors;

                        (B) upon conversion of shares of each series of Preferred Stock;

                        (C) as a dividend or other distribution on each series of Preferred Stock (so long as on a pro rata basis to all holders of such Series);

                        (D) pursuant to a bona fide, firm commitment public offering;

                        (E) pursuant to an acquisition, approved by the Board of Directors, of another corporation by merger, purchase of substantially all of the assets, or other reorganization;


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                        (F) in connection with equipment lease financing
transactions or bank financing transactions approved by the Board of Directors for which the principal purpose is not to raise equity funding;

                        (G) in connection with transactions with operating companies approved by the Board of Directors involving joint research or development, technology licensing or joint marketing or manufacturing activities; and

                        (H) in a transaction described in Section 3(e)(vi).

                    (4) "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series C Preferred Stock was issued.

                (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price of a particular share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (determined pursuant to Section 3(e)(v) hereof) for an Additional Share of Common issued or deemed to be issued by this corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue, for such share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

                (iii) Deemed Issue of Additional Shares of Common. In the event this corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(e)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price with respect to such series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                    (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to this corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange the Conversion Price computed upon the



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original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided however, that no adjustment of the Conversion Price or Series of Preferred Stock shall affect Common Stock previously issued upon conversion of Preferred Stock;

                    (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                        (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by this corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by this corporation upon such exercise, or for the issue of all such Convertible Securities, which were actually converted or exchanged, plus the additional consideration, if any, actually received by this corporation upon such conversion or exchange; and

                        (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by this corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by this corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by this corporation (determined pursuant to Section 3(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date, or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

                    (5) in the case of any Option or Convertible Securities with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

                (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(e)(iii)) without consideration or for a consideration per share less than the Conversion Price with respect


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to such Series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in each such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by this corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided, however, that for the purposes of this Section 3(e)(iv) all shares of Common Stock issuable upon conversion of Options, Convertible Securities and Preferred Stock outstanding immediately prior to such issuance shall be deemed to be outstanding.

                (v) Determination of Consideration. For purposes of this Section 3(e), the consideration received by this corporation for the issue of any Additional Shares of Common shall be computed as follows:

                    (1) Cash and Property: Such consideration shall:

                        (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by this corporation after deducting any commissions paid by this corporation with respect to such issuance and excluding amounts paid or payable for accrued interest or accrued interest;

                        (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in the good faith by the Board of Directors; and

                        (C) in the event Additional Shares of Common are issued (or, pursuant to Section 3(e)(iii), deemed to be issued) together with other shares or securities or other assets of this corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                    (2) Options and Convertible Securities. The consideration per share received by this corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(e)(iii), relating to Options and Convertible Securities, shall equal the quotient determined by dividing:

                        (A) the total amount, if any, received or receivable by this corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to this corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by


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                        (B) the maximum number of shares of Common Stock (as set
forth in the instruments relating thereto, without regard to any provision contained designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                (vi) Other Adjustments to Conversion Price. The Conversion Price shall also be subject to adjustment from time to time as follows:

                    (1) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend, reclassification or otherwise, into a greater number of shares of Common Stock or this corporation declares a dividend payable in any right to acquire Common Stock for no consideration, the Conversion Price of each series of Preferred Stock immediately prior to such event shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (2) Adjustments for Stock Dividends and Other Distributions. In the event this corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding repurchases of securities by this corporation not made on a pro rata basis) payable in property or in securities of this corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided in Section 1 in connection with a dividend, then and in each such event the holders of the Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of this corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

                    (3) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stocks, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsections (1) or (2) above, or a Change of Control referred to in Section 2(c) above, then the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that each share of Preferred Stock shall thereafter be convertible into the number of shares of such other class or classes of stock the number of shares of Common Stock of this corporation deliverable upon conversion of such share of Preferred Stock immediately before such reorganization, reclassification or other event.

                (vii) Miscellaneous.

                    (1) All calculations under this Section 3(e) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                    (2) No adjustment in the Conversion Prices need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any


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adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

            (f) No Impairment. This corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of each series of Preferred Stock against impairment.

            (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by this corporation's President or Chief Executive Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Preferred Stock.

            (h) Notices of Record Date. In the event that this corporation shall propose at any time:

                (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

                (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

                    then, in connection with each such event, this corporation shall send to the holders of the Preferred Stock: (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; (2) in the case of the matters referred to in (iii) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).


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            (i) Issue Taxes. This corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that this corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if delivered by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail) or three business days after such notice is deposited in the United States mail, postage prepaid, and addressed correctly to each holder of record at his address or facsimile number appearing on the books of this corporation.

        4. Redemption. The shares of Preferred Stock shall be redeemed as follows:

            (a) Redemption. For a three (3) year period beginning any time after April 24, 2005, upon the written request of the holders of not less than a majority of the then outstanding Series B Preferred Stock and Series C Preferred Stock, taken together as a single class, this corporation shall redeem any outstanding shares of Series B Preferred Stock and/or Series C Preferred Stock held by such holders, as requested by such holders as applicable. Such written request (the "REDEMPTION REQUEST") shall be provided to this corporation at least ninety (90) days prior to the date of redemption (the "REDEMPTION DATE"), shall specify the number of shares of Series B Preferred Stock and/or Series C Preferred Stock to be redeemed on the Redemption Date, and shall be sent to this corporation; provided, however, that if such election by the Holders of Series B Preferred Stock and/or Holders of Series C Preferred Stock is made, the Series B Preferred Stock and/or Series C Preferred Stock may be redeemed, at the option of this corporation, in installments on an annual basis ratably over a period not to exceed three (3) consecutive calendar years, with the first installment (an "ANNUAL REDEMPTION PAYMENT") to be made on the Redemption Date. The redemption of any series of preferred stock of the corporation shall also give rise to a right at the option of Holders of the Series B Preferred Stock and/or Series C Preferred Stock to require the corporation to redeem their shares upon delivery of a Redemption Notice upon the Redemption Date specified therein.

            (b) Redemption Price and Payment. The shares of Series B Preferred Stock and/or Series C Preferred Stock to be redeemed on any Redemption Date or Annual Redemption Date, as the case may be, shall be redeemed by paying for each share in cash an amount equal to the Series B Original Issue Price and/or the Series C Original Issue Price, as applicable, plus, in the case of each share, an amount equal to all dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to such Redemption Date or Annual Redemption Date, as the case may be, such amount being referred to as the "Redemption Price." Such payment shall be made in full on the applicable Redemption Date or Annual Redemption Date to the holders entitled thereto.

            (c) Redemption Mechanics. Within ten (10) days after receipt of the Redemption Request, the corporation shall notify all holders of Series B Preferred Stock and/or Series C Preferred Stock of the Redemption Request, the Redemption Date and such holders right to redeem their Series B Preferred Stock and/or Series C Preferred Stock. In addition, at least 20 but not more than 30 days prior to each Redemption Date or Annual Redemption Date, written notice (the "Redemption Notice") shall be given by this corporation by delivery in person, certified or registered mail, return receipt requested, or by facsimile, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series B Preferred Stock and/or Series C Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, such Redemption Date or Annual Redemption Date and the number of shares of Series B Preferred Stock and/or Series C Preferred Stock, as applicable, to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) (the "Offer to Redeem"). The Redemption Notice shall be addressed to each holder at his address as shown by the records of this corporation.

        Each holder of Series B Preferred Stock and/or Series C Preferred Stock shall have the right to require the corporation to redeem all or any portion of its Series B Preferred Stock and/or Series C Preferred Stock. Each holder of Series B Preferred Stock and/or Series C Preferred Stock who desires to accept the Offer to Redeem shall mail to the principal office of the corporation by certified mail within 30 days after the mailing of the Offer to Redeem a written statement accepting the Offer to Redeem ("Acceptance"), setting forth the number of shares of Preferred Stock the holder of Series B Preferred Stock and/or Series C Preferred Stock desires to have redeemed and the place where said redemption price shall be payable.

        From and after the close of business on a Redemption Date or Annual Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series B Preferred Stock and/or Series C Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date or Annual Redemption Date, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Series B Preferred Stock and/or Series C Preferred Stock on a Redemption Date or Annual Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock and/or Series C Preferred Stock to be redeemed on such Redemption Date or Annual Redemption Date, the holders of such shares shall share ratably, based on the Redemption Price for each series, in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date or Annual Redemption Date were actually redeemed. The shares of Series B Preferred Stock and/or Series C Preferred Stock requested to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of such shares of Series B Preferred Stock and/or Series C Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

        5. Voting Rights. The stockholders of this corporation shall have voting rights as follows:

            (a) Except as otherwise required by law or as otherwise set forth herein, each holder of Common Stock shall have one vote for each share of Common Stock so held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of Preferred Stock and all shares of Common Stock shall vote together as a single class on all matters to come before the stockholders of this corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

            (b) The holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors (the "SERIES A DIRECTORS"). The Series A Directors shall be elected at the annual meeting or at any special meeting of holders of Series A Preferred Stock called by holders of a majority of the outstanding shares of Series A Preferred Stock or by the unanimous written consent of all such holders. If a person elected by the holders of Series A Preferred Stock should cease to be a director for any reason, the vacancy shall only be filled by the vote of a majority or unanimous written consent of the outstanding shares of Series A Preferred Stock.

            (c) The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the "SERIES B DIRECTOR"). The Series B Director shall be elected at the annual meeting or at any special meeting of holders of Series B Preferred Stock called by holders of a majority of the outstanding shares of Series B Preferred Stock or by the unanimous written consent of all such holders. If a person elected by the holders of Series B Preferred Stock should cease to be a director for any reason, the vacancy shall only be filled by the vote of a majority or unanimous written consent of the outstanding shares of Series B Preferred Stock.

            (d) The holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the "SERIES C DIRECTOR"). The Series C Director shall be elected at the annual meeting or at any special meeting of holders of Series C Preferred Stock called by holders of a majority of the outstanding shares of Series C Preferred Stock or by the unanimous written consent of all such holders. If a person elected by the holders of Series C Preferred Stock should cease to be a director for any reason, the vacancy shall only be filled by the vote of a majority or unanimous written consent of the outstanding shares of Series C Preferred Stock.

        6. Protective Provisions. This corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the then outstanding shares of Preferred Stock, voting together as a single class (except as required by law), on an as-converted basis and in the case of clause (c) below, a majority of the Series B Preferred Stock if the amendment materially and adversely affects the rights and preferences of the holders of the Series B Preferred Stock and a majority of the Series C Preferred Stock if the amendment materially and adversely affects the rights and preferences of the holders of the Series C Preferred Stock:

            (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of or approve any plan of liquidation or winding up of the Company;

            (b) authorize, create or issue, or obligate itself to issue, any new class or series of stock or any other securities convertible into equity securities of this corporation with rights, preferences or privileges senior to, or on a parity with, those of the Series C Preferred Stock;

            (c) amend or repeal any provision of, or add any provision to, this corporation's Third Amended and Restated Certificate of Incorporation or Bylaws if such action would change adversely the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock;

            (d) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the equity securities of the Company (including Options and Convertible Securities); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

            (e) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to this corporation or any wholly-owned subsidiary, any stock of such subsidiary;

            (f) declare or distribute any dividends; or

            (g) any increase or decrease in the authorized number of the Company's Board of Directors.

        7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by this corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which this corporation shall be authorized to issue.

                                    ARTICLE V

        To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        This corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of this corporation or any predecessor of this corporation or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

        Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this
Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VI

        This corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Third Amended and Restated Certificate of Incorporation, and subject to the rights, preferences and privileges granted herein to the stockholders of this corporation.

        The number of shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by an affirmative vote of the holders of a majority of the voting stock of this corporation, voting on an as converted basis, subject to provisions of Article IV, Clause 6.

                                   ARTICLE VII

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of this corporation.

                                  ARTICLE VIII

        The number of directors which constitute the whole Board of Directors of this corporation shall be as specified in the Bylaws of this corporation.

                                   ARTICLE IX

        Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                    ARTICLE X

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                   ARTICLE XI

        This corporation is to have perpetual existence.

                                      * * *

        I hereby declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of this corporation this 24th day of April, 2000.




                                                   /s/ Patrick S. McVeigh
                                                   -----------------------------
                                                   Patrick S. McVeigh